State of Delaware
Secretary of State
Division of Corporations
Delivered 06:33 PM 01/18/2011
FILED 06:33 PM 01/18/2011
SRV 110053807 - 4928900 FILE

# CERTIFICATE OF INCORPORATION

# OF

# Putnam Hills Corp.

(Pursuant to Section 102 of the Delaware General Corporation Law)

1. The name of the corporation is Putnam Hills Corp. (the "Corporation").

2. The address of its registered office in the State of Delaware is 1811 Silverside Road, Wilmington, Delaware 19810, County of New Castle. The name of its registered agent at such address is Vcorp Services, LLC.

3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the "DGCL").

4. The Corporation is to have perpetual existence.

5. The total number of shares of capital stock which the Corporation shall have authority to issue is: one hundred ten million (110,000,000). These shares shall be divided into two classes with one hundred million (100,000,000) shares designated as common stock at $.0001 par value (the "Common Stock") and ten million (10,000,000) shares designated as preferred stock at $.0001 par value (the "Preferred Stock").

The Preferred Stock of the Corporation shall be issued by the Board of Directors of the Corporation in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Corporation may determine, from time to time.

Holders of shares of Common Stock shall be entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.

No holder of shares of stock of any class shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock of any class, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

6. The Board of Directors shall have the power to adopt, amend or repeal the by-laws of the Corporation.

7. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. No amendment to or repeal of this Article 7 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

8. The Corporation shall indemnify, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, each person that such section grants the Corporation the power to indemnify.

9. The name and mailing address of the incorporator is Sylvia Karayan, c/o Richardson & Patel LLP, 420 Lexington Avenue, Suite 2620, New York, NY 10170.

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this 18th day of January, 2011.

Sylvia Karayan
Incorporator

**CERTIFICATE OF OWNERSHIP AND MERGER**

OF

**DANDRIT BIOTECH USA, INC.**

WITH AND INTO

**PUTNAM HILLS CORP.**

Under Section 253 of the Delaware General Corporation Law

Putnam Hills Corp., a Delaware corporation (the "Surviving Corporation"), hereby certifies as follows:

FIRST: The Board of Directors of the Surviving Corporation resolved to merge DanDrit Biotech USA, Inc., a Delaware corporation (the "Subsidiary Corporation"), with and into the Surviving Corporation, and a copy of such resolution adopted by the Board of Directors on February 6, 2014 is attached hereto as Exhibit A.

SECOND: The Subsidiary Corporation was incorporated under the laws of the State of Delaware on January 30, 2014 under the name "DanDrit Biotech USA, Inc."

THIRD: The Surviving Corporation was incorporated under the laws of the State of Delaware on January 18, 2011 under the name "Putnam Hills Corp."

FOURTH: Pursuant to Section 253(b) of the Delaware General Corporation Law, the Surviving Corporation shall change its name to "DanDrit Biotech USA, Inc."

FIFTH: The designation and number of issued and outstanding shares of each class of the Subsidiary Corporation, all of which are owned by the Surviving Corporation are as follows:

| DESIGNATION | NUMBER |
|---|---|
| Common Stock | 1,000 |

Upon the effectiveness of the merger herein certified, each issued and outstanding share of the Subsidiary Corporation's capital stock shall be surrendered and extinguished, and shall not be converted in any manner, nor shall any cash or other consideration be paid or delivered therefor, inasmuch as the Surviving Corporation is the owner of all outstanding capital stock of the Subsidiary Corporation.

Signed on February 12, 2014

**PUTNAM HILLS CORP.**

By: ______________________
Name: Samir N. Masri
Title: CEO, CFO, President, Secretary and Director

*State of Delaware*
*Secretary of State*
*Division of Corporations*
*Delivered 10:26 AM 02/14/2014*
*FILED 11:39 AM 02/13/2014*
*SRV 140174683 - 4928900 FILE*

<u>EXHIBIT A</u>

**UNANIMOUS WRITTEN CONSENT OF**
**THE BOARD OF DIRECTORS OF**
**PUTNAM HILLS CORP.**

**ACTION BY WRITTEN CONSENT**

**of**

**THE SOLE DIRECTOR**

**of**

**PUTNAM HILLS CORP.**
**(a Delaware corporation)**

**February 6, 2014**

---

The undersigned, being the sole director of the board of directors of Putnam Hills Corp. (the "**Board**"), a Delaware corporation (the "**Company**"), acting pursuant to authority granted by the Company's Bylaws and Section 141(f) of the Delaware General Corporation Law, does hereby adopt the following resolutions by written consent as of February 6, 2014:

**AGREEMENT AND PLAN OF SHARE EXCHANGE**

**WHEREAS**, the Company desires to enter into an Agreement and Plan of Share Exchange, substantially in the form attached hereto as Exhibit 1 (the "**Share Exchange Agreement**"), by and among the Company, Dandrit BioTech A/S, a Danish company ("**Dandrit**") and Niels Erik Nielsen (the "**Shareholders' Representative**"), the representative of shareholders owning a majority of the issued and outstanding capital stock of Dandrit (collectively, the "**Dandrit Consenting Shareholders**" and together will all other holders of the outstanding capital stock of Dandrit, each a "**Dandrit Shareholder**", and collectively, the "**Dandrit Shareholders**");

**WHEREAS**, in accordance with the terms and conditions of the Share Exchange Agreement, the Dandrit Consenting Shareholders, desire to exchange no less than ninety percent (90% ) of the issued and outstanding equity interests of Dandrit for up to an aggregate of 6,000,000 shares (the "**Putnam Shares**") of the Company's common stock, par value $0.0001 (the **Common Stock**"), representing approximately seventy-five percent (75%) of the issued and outstanding shares of Common Stock of the Company after giving effect to the transactions contemplated by the Share Exchange Agreement (collectively, the "**Exchange**"); inclusive of any Putnam Shares that shall be issuable to any Dandrit Shareholder following the closing of the Exchange that is not a Dandrit Consenting Shareholder in accordance with the applicable rules and regulations of Denmark;

**WHEREAS**, the Board believes it is in the best interests of the Company to cause the formation of a subsidiary for the purpose of effecting a merger for the purpose of changing the name of the Company to "DanDrit Biotech USA, Inc." effective at or following the closing of the Exchange;

**WHEREAS**, the Board (i) has determined that the Exchange is advisable and fair to and in the best interests of the Company and its shareholders and (ii) desires to approve and adopt the Share Exchange Agreement and the Exchange.

**NOW, THEREFORE, BE IT:**

**RESOLVED**, that the terms and conditions, and the execution, delivery and performance, of the Share Exchange Agreement be, and the same hereby are, adopted and approved in all respects, and the Exchange, the other transactions contemplated by the Share Exchange Agreement, and all other actions or matters necessary or appropriate to give effect to the foregoing be, and the same hereby are, adopted and approved in all respects; and that the sole officer of the Company (the "**Authorized Officer**") be, and hereby is, authorized, empowered and directed, for and on behalf of the Company and in its name, to execute, acknowledge and deliver the Share Exchange Agreement, with such changes, amendments or modifications as the Authorized Officer may determine to be necessary or advisable, such execution and delivery to be conclusive evidence that such Share Exchange Agreement so executed and delivered, and the transactions contemplated thereby, are authorized by this resolution; and be it further

**RESOLVED**, that the Authorized Officer be, and hereby is, authorized to execute and deliver any and all other documents as may be required to carry out the resolutions herein, including, but not limited to, certificates, affidavits, application, notices, and any document (including exhibits or schedules) pursuant thereto or to be delivered therewith (collectively, with the Share Exchange Agreement, the "**Exchange Related Documents**"), such approvals to be conclusively evidenced by the execution, delivery or indication thereof; and be it further

**RESOLVED**, that the Putnam Shares, when issued, will be duly authorized, validly issued, fully paid and nonassessable; and be it further

**RESOLVED**, that at or following the closing of the Exchange, the Company's wholly owned subsidiary shall be merged with and into the Company and the Company shall adopt the name of "*DanDrit Biotech USA, Inc.*"; and

**RESOLVED**, that the Authorized Officer be, and hereby is, authorized to take or cause to be taken any and all other action, including, without limitation, the execution, acknowledgement, filing, amendment and delivery of any and all papers, agreements, documents, instruments and certificates, as such Authorized Officer may deem necessary or advisable to carry out and perform the obligations of the Company in connection with the transactions contemplated by the Exchange and the Exchange Related Documents including, but not limited to, the issuance of the Putnam Share and any other actions required in coordination with any governmental entity, and to otherwise carry out the purposes and intent of the foregoing resolutions; the performance of any such acts and the execution, acknowledgement, filing and delivery by such officer of any such papers, agreements, documents, instruments and certificates shall conclusively evidence their authority therefor.

## CANCELLATION AGREEMENT

**WHEREAS**, in connection with the Exchange and effective upon the closing of the Exchange, as an inducement for Dandrit and the Dandrit Shareholders to enter into the transactions contemplated by the Share Exchange Agreement, the Company and NLBDIT 2010 Services, LLC (the "**Majority Shareholder**") have agreed to enter into a Cancellation Agreement, in substantially the form attached hereto as Exhibit II (the "**Cancellation Agreement**"), pursuant to which the Company and the Majority Shareholder have agreed that the Majority Shareholder will return 4,400,000 shares of Common Stock held by the Majority Shareholder (the "**Cancelled Shares**") to the Company for cancellation and the Company shall instruct its transfer agent of record to return the Cancelled Shares to the Company's authorized and unissued capital stock.

**NOW, THEREFORE, BE IT:**

**RESOLVED**, that the execution, delivery and performance of the Cancellation Agreement is hereby approved in all respects; and that the Authorized Officer of the Company be, and hereby is, authorized, empowered and directed, for and on behalf of the Company and in its name, to execute, acknowledge and deliver the Cancellation Agreement, with such changes, amendments or modifications as the Authorized Officer may determine to be necessary or advisable, such execution and delivery to be conclusive evidence that such Cancellation Agreement so executed and delivered, including all such modifications to the form attached hereto, and the transactions contemplated thereby are authorized by this resolution;

**RESOLVED**, that effective as of the closing of the Exchange, the Company shall instruct the transfer agent of record to return the Cancelled Shares to the authorized and unissued capital stock of the Company.

## 2014 EQUITY INCENTIVE PLAN

**WHEREAS**, the Board has determined that it is in the best interests of the Company and it shareholders to approve that certain 2014 Stock Incentive Plan in substantially the form attached hereto as Exhibit III (the "**Plan**"), effective upon the closing of the Exchange; and

**WHEREAS**, the Board desires to recommend the Plan for approval to the shareholders of record of the Company as of February 6, 2014 (the "**Record Date**").

**NOW, THEREFORE, BE IT:**

**RESOLVED**, that the Board believes it to be in the best interests of the shareholders to approve the Plan and the Plan is hereby ratified, confirmed, and approved in all material respects with such changes, amendments or modifications as the Authorized Officer may determine to be necessary or advisable; and be it further

**RESOLVED**, that the Authorized Officer be and hereby is authorized, empowered and directed, for and on behalf of the Company, to execute and file with the Securities and Exchange Commission (the "**SEC**") a Schedule 14C Information Statement substantially in the form attached hereto as Exhibit IV (the "**Schedule 14C**");

**RESOLVED**, that the Authorized Officer of the Company be and hereby is authorized, empowered and directed, for and on behalf of the Company, to take such further action and

execute and deliver any additional agreements, instruments, certificates, filings or other documents and to take any additional steps as any such officer deems necessary or appropriate to effectuate the Plan; and

**RESOLVED**, that the Plan shall be submitted to the holders of a majority of the issued and outstanding Common Stock of the Company as of the Record Date for approval.

**SCHEDULE 14F-1 FILING**

**WHEREAS**, in connection with a proposed change in a majority of the directors of the Company by the proposed appointment of the New Directors (as defined below), the Company is required, under applicable securities laws, to file with the SEC an information statement on Schedule 14F-1 (the "**Schedule 14F-1**").

**NOW, THEREFORE, BE IT:**

**RESOLVED**, that the Schedule 14F-1, attached as Exhibit V hereto as filed with the SEC on January 10, 2014, be, and hereby is, ratified and approved; and be it further

**RESOLVED**, that the Authorized Officer be, and hereby is, authorized to take or cause to be taken any and all action, including, without limitation, the execution, acknowledgement, filing, amendment and delivery of any and all papers, agreements, documents, instruments and certificates, as such officer may deem necessary or advisable to carry out and perform the obligations of the Company in connection with the filing of the Schedule 14F-1, and to otherwise carry out the purposes and intent of the foregoing resolutions; the performance of any such acts and the execution, acknowledgement, filing and delivery by such officer of any such papers, agreements, documents, instruments and certificates shall conclusively evidence their authority therefor.

**RESIGNATION OF DIRECTOR AND APPOINTMENT OF THE NEW DIRECTORS**

**WHEREAS**, pursuant to Section 1.6 of the Share Exchange Agreement, effective immediately upon the Closing, the sole officer and director of the Company shall resign, subject to compliance with Rule 14f-1 under the Securities Act and the directors and officers of Putnam shall be the persons set forth who were directors and officers of Dandrit immediately prior to the Closing.

**NOW THEREFORE, BE IT:**

**RESOLVED**, that, in accordance with the Company's bylaws as currently in effect, effective upon the closing of the Exchange, the Company hereby accepts the resignation of the sole officer and director of the Company pursuant to a Letter of Resignation in substantially the form attached hereto as Exhibit VI; and be it further

**RESOLVED**, that, effective upon the Closing of the Exchange, incompliance with the Schedule 14f-1 and in accordance with the Company's certificate of incorporation and bylaws as will then be in effect, the number of directors of the Company shall be fixed at five (5), and the Board hereby appoints Dr. Eric Patterson Leire, Robert E. Wolfe, Niels Erik Nielsen, Dr. Jacob Rosenberg and Aldo Petersen (the "**New Directors**") to serve as directors on the board.

**S-1 REGISTRATION STATEMENT AND SUPER 8-K**

**WHEREAS,** in connection with the Closing of the Exchange the Company agreed to file within four (4) business days following the Closing a prospectus (the "**Prospectus**") to a Registration Statement on Form S-1 (the "**Registration Statement**"), in the form attached hereto as Exhibit VII, with the SEC in connection with an initial public offer resale offering (the "**Offering**") of up to 2,760,000 shares (the "**IPO Shares**") of its Common Stock and up to 1,373,457 shares of Common Stock held by existing shareholders (the "**Resale Shares**" and together with the IPO Shares, the "**Securities**"); provided, however, that the number of IPO Shares shall be subject to adjustment upon pricing of the Offering.

**NOW, THEREFORE, BE IT:**

**RESOLVED,** that Offering is hereby authorized; and be it further

**RESOLVED,** that the IPO Shares, when issued, will be duly authorized, validly issued, fully paid and nonassessable; and be it further

**RESOLVED,** that the Resale Shares, when issued, were duly authorized, validly issued, fully paid and nonassessable; and be it further

**RESOLVED,** that the Prospectus to the Registration Statement on Form S-1, is hereby approved with such changes as the Board may determine, and that the filing of (i) the Prospectus with the SEC, and (ii) such additional amendments and supplements to the Registration Statement or the Prospectus as the officer executing the same may deem necessary, appropriate or desirable (including any additional registration statement satisfying the requirement of Rule 462(b) promulgated under the Securities Act of 1933 (the "**Act**")) by the Authorized Officer are hereby authorized on behalf of the Company; and be it further

**RESOLVED,** that the Authorized Officer is hereby authorized, empowered and directed, on half of the Company, to execute and file with the SEC under the Act any and all post-effective amendments and supplements to the Registration Statement (including the Prospectus) and exhibits and other documents in connection therewith, the Authorized Officer has full power to perform any and all acts and things whatsoever necessary, appropriate or desirable to be done in the premises, all in the name, place and stead of the Company, as fully and to all intents and purposes as such officer might or could do in person, and such acts of the Authorized Officer and any such substitute are hereby ratified and approved; and be it further

**RESOLVED,** that the Authorized Officer is hereby authorized to take any and all actions which he may deem necessary, appropriate or desirable, in connection with the public offering of the Securities contemplated by these resolutions; and be it further

**RESOLVED,** that any resolutions required to be adopted by the Company by the various states in which exemptions, qualifications or registrations may be sought in connection with the foregoing transactions are hereby adopted and approved, and the Secretary of the Company is hereby instructed to file such resolutions with the minutes of the Company, and all of such resolutions are hereby incorporated and adopted by reference to the same extent as if set forth in full herein.

## SUPER 8-K FILING

**WHEREAS**, in connection with the Exchange, the Company is required, under applicable securities laws, to file with the SEC a Current Report on Form 8-K (the "**Super 8-K**").

**NOW, THEREFORE, BE IT:**

**RESOLVED**, that the Super 8-K, substantially in the form attached as Exhibit VIII hereto, be, and hereby is, approved, and that the Company is hereby authorized and directed to file such Super 8-K with the SEC, with any changes thereto as the Authorized Officer may deem necessary or appropriate; and be it further

**RESOLVED**, that the Authorized Officer be and hereby is, authorized to take or cause to be taken any and all action, including, without limitation, the execution, acknowledgement, filing, amendment and delivery of any and all papers, agreements, documents, instruments and certificates, as such officer may deem necessary or advisable to carry out and perform the obligations of the Company in connection with the filing of the Super 8-K, and to otherwise carry out the purposes and intent of the foregoing resolutions; the performance of any such acts and the execution, acknowledgement, filing and delivery by such officer of any such papers, agreements, documents, instruments and certificates shall conclusively evidence their authority therefor.

## CHANGE IN FISCAL YEAR END

**WHEREAS,** effective as of the closing of the Exchange, the Board believes it to be in the best interests of the Company to change its fiscal year end from March 31 to December 31.

**NOW, THEREFORE, BE IT:**

**RESOLVED,** that upon the Closing of the Exchange, the Company's fiscal year end shall be changed to December 31.

## CONSULTING AGREEMENT

**WHEREAS,** the Board believes it is in the best interests of the Company and its shareholders to enter into that certain Consulting Agreement in substantially the form attached hereto as Exhibit IX (the "**Consultant Agreement**") with Paseco APS (the "**Consultant**") pursuant to which the Company agreed to issue up to an aggregate of 1,400,000 shares of Common Stock (the "**Consultant Shares**") of the Company to the Consultant and its designees for consulting services rendered in connection with the Share Exchange Agreement and the transactions contemplated thereby.

**NOW, THEREFORE, BE IT:**

**RESOLVED,** that the terms and conditions, and the execution, delivery and performance, of the Consultant Agreement be, and the same hereby are, adopted and approved in all respects, and the Exchange, the other transactions contemplated by the Consultant Agreement, and all other actions or matters necessary or appropriate to give effect to the foregoing be, and the same hereby are, adopted and approved in all respects; and that the Authorized Officer of the Company be, and hereby is, authorized, empowered and directed, for and on behalf of the Company and in its name, to execute, acknowledge and deliver the Consultant Agreement, with such changes, amendments or modifications as the Authorized Officer may determine to be necessary or advisable, such execution and delivery to be conclusive evidence that such Consultant Agreement so executed and delivered, and the transactions contemplated thereby, are authorized by this resolution; and be it further

**RESOLVED,** that the Consultant Shares, when issued, will be duly authorized, validly issued, fully paid and nonassessable; and be it further

**DISMISSAL OF CURRENT AUDITOR; ENGAGEMENT OF NEW AUDITOR**

**WHEREAS**, Raich Ende Malter & Co. LLP ("**REM**") is the independent registered public accounting firm that audited the Company's financial statements for the year ended March 31, 2013;

**WHEREAS**, Gregory & Associates, LLC ("**Gregory**") is the independent registered public accounting firm that audited Dandrit's financial statements for the years ended December 31, 2012 and 2011;

**WHEREAS**, the Board has determined, after receipt of a letter that Gregory shall be considered independent for purposes of auditing the Company's consolidated financial statements for the fiscal year ended December 31, 2013; and

**WHEREAS**, because the Company will be continuing the business of Dandrit following the Exchange, the Board has determined that it would be in the best interest of the Company that REM be dismissed, and Gregory engaged, as the Company's independent registered public accounting firm to audit the Company's financial statements for the year ended December 31, 2013, effective as of the closing of the Exchange.

**NOW, THEREFORE, BE IT:**

**RESOLVED**, that the Board hereby terminates REM as the Company's independent registered public accounting firm, effective as of the closing of the Exchange;

**RESOLVED**, that the Board hereby engages Gregory as the independent registered public accounting firm to audit the Company's financial statements for the fiscal year ended December 31, 2013 and to perform certain tax services;

**RESOLVED**, that the Authorized Officers of the Company are, and each acting singly hereby is, authorized to execute, acknowledge, seal and deliver an engagement letter to be entered into by and between the Company and Gregory and any and all agreements in connection with such engagement in the name and on behalf of the Company, in such forms and with such changes therein as such officers, in their discretion, shall determine to be necessary or appropriate, the execution and delivery thereof to be conclusive evidence that the same were authorized by this resolution, and further to make such filings with the SEC as are required by applicable securities laws.

**GENERAL AUTHORITY**

**RESOLVED**, that the Authorized Officer of the Company be, and hereby is, authorized to do or cause to be done any and all such other acts and things and to execute and deliver any and all such further documents contemplated by the actions approved above, as such officer or officers so acting deem necessary or appropriate to carry into effect the full intent and purpose of the foregoing resolutions, the taking of any such actions or the execution or delivery of any such documents by such officer to be conclusive evidence that the same were authorized by these resolutions.

**RESOLVED**, that any and all actions heretofore or hereafter taken in the name or on behalf of the Company in good faith in furtherance of the purposes of the foregoing resolutions or in connection with the actions contemplated therein are hereby approved, adopted, ratified and confirmed as the acts and deeds of the Company.

This Written Consent may be executed in counterparts and with facsimile signatures with the effect as if all parties hereto had executed the same document. All counterparts shall be construed together and shall constitute a single Written Consent.

[*Signature Page Follows.*]

**IN WITNESS WHEREOF**, the undersigned has subscribed his name as the sole director of the Company as of the date first set forth above in attestation to the accuracy of the foregoing Written Consent and of the approval of all actions taken as recited therein.

**SOLE DIRECTOR:**

____________________________
Samir N. Masri

**STATE OF DELAWARE**

**WAIVER OF REQUIREMENT**
**FOR AFFIDAVIT OF EXTRAORDINARY CONDITION**

It appears to the Secretary of State that an earlier effort to deliver this instrument and tender such taxes and fees was made in good faith on the file date stamped hereto. The Secretary of State has determined that an extraordinary condition (as reflected in the records of the Secretary of State) existed at such date and time and that such earlier effort was unsuccessful as a result of the existence of such extraordinary condition, and that such actual delivery and tender were made within a reasonable period (not to exceed two business days) after the cessation of such extraordinary condition and establishes such date and time as the filing date of such instrument.

Jeffrey W. Bullock
Jeffrey W. Bullock
Secretary of State

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:26 AM 02/14/2014
FILED 11:39 AM 02/13/2014
SRV 140174683 - 4928900 FILE

# STATE OF DELAWARE

## WAIVER OF REQUIREMENT FOR AFFIDAVIT OF EXTRAORDINARY CONDITION

It appears to the Secretary of State that an earlier effort to deliver this instrument and tender such taxes and fees was made in good faith on the file date stamped hereto. The Secretary of State has determined that an extraordinary condition (as reflected in the records of the Secretary of State) existed at such date and time and that such earlier effort was unsuccessful as a result of the existence of such extraordinary condition, and that such actual delivery and tender were made within a reasonable period (not to exceed two business days) after the cessation of such extraordinary condition and establishes such date and time as the filing date of such instrument.

Jeffrey W. Bullock
Jeffrey W. Bullock
Secretary of State

**CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION OF DANDRIT BIOTECH USA, INC., A DELAWARE CORPORATION**

DanDrit Biotech USA, Inc., a corporation (the "Corporation") organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCA"), does hereby certify:

1. By unanimous written consent of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation. The resolution setting forth the proposed amendment is as follows:

   RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing Article FIRST to read as follows:

   The name of this Corporation is Enochian Biosciences Inc. (the "Corporation").

2. That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCA.

**IN WITNESS WHEREOF,** said Corporation has caused this Certificate of Amendment to be signed, this 2nd day of March, 2018.

By: ____________________

Name: Eric Leire

Title: Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:32 PM 03/02/2018
FILED 01:32 PM 03/02/2018
SR 20181672042 - File Number 4928900

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:30 AM 08/01/2023
FILED 11:30 AM 08/01/2023
SR 20233129157 - File Number 4928900

**ENOCHIAN BIOSCIENCES INC.**

**CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES A CONVERTIBLE PREFERRED STOCK**

PURSUANT TO SECTION 151 OF THE
GENERAL CORPORATION LAW

The undersigned, Mark Dybul does hereby certify that:

1. He is the Chief Executive Officer of Enochian Biosciences Inc., a Delaware corporation (the "Corporation").

2. The Corporation is authorized to issue 10,000,000 shares of preferred stock, none of which are presently issued.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the "Board of Directors"):

WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as blank check preferred stock, consisting of 10,000,000 shares, $0.0001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of 1,000,000 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors, pursuant to its authority as aforesaid, does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

**TERMS OF PREFERRED STOCK**

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

"Common Stock" means the common stock, $0.0001 par value per share, of the Corporation.

"Date of Issuance" means, for any Share of Series A Preferred Stock, the date on which the Corporation initially issues such Share (without regard to any subsequent transfer of such Share or reissuance of the certificate(s) representing such Share).

"Junior Securities" means, collectively, the Common Stock and any other class of securities that is specifically designated as junior to the Series A Preferred Stock.

"Liquidation Value" means, with respect to any Share on any given date, Seven Dollars and Thirteen Cents ($7.13) (as adjusted for any stock splits, stock dividends, recapitalizations, or similar transaction with respect to the Series A Preferred Stock).

"Qualified Merger" means a transaction in which, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person in which the Corporation is not the surviving entity, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, or (iii) the Corporation, directly or indirectly, in one or more related transactions which are approved by the Board of Directors, consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 35% of the outstanding shares of Common Stock or 35% or more of the voting power of the Common Stock.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

"Share" means a share of Series A Preferred Stock.

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series A Convertible Preferred Stock (the "Series A Preferred Stock") and the number of shares so designated shall be 1,000,000. The Preferred Stock will initially be issued either (i) in a physical Preferred Stock certificate or (ii) via book entry by the Corporation's transfer agent.

Section 3. Dividends. The Corporation shall pay dividends on shares of Series A Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Preferred Stock.

Section 4. Voting Rights. Each holder of outstanding Shares of Series A Preferred Stock shall be entitled or permitted to vote on all matters required or permitted to be voted on by the holders of Common Stock of the Corporation and shall be entitled to that number of votes equal to one vote for the number of shares of Common Stock into which such Holder's shares of the Series A Preferred Stock could then be converted, pursuant to the provisions of Section 6 hereof, at the record date for the determination of shareholders entitled to vote on such matter or, if there is no specified record date, as of the date of such vote or written consent. Except as otherwise expressly provided herein or as otherwise required by law, the Series A Preferred Stock and the Common Stock shall vote together (or render written consents in lieu of a vote) as a single class on all matters upon which the Common Stock is entitled to vote.

Section 5. Liquidation.

a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company (a "Liquidation"), the holders of Shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash equal to the aggregate Liquidation Value of all Shares held by such holder. The Series A Preferred Stock is not participating preferred.

b) Insufficient Assets. If upon any Liquidation the remaining assets of the Company available for distribution to its shareholders shall be insufficient to pay the holders of the Shares of Series A Preferred Stock the full preferential amount to which they are entitled under Section 5(a), (a) the holders of the Shares shall share ratably in any distribution of the remaining assets and funds of the Company in proportion to the respective full preferential amounts which would otherwise be payable in respect of the Series A Preferred Stock in the aggregate upon such Liquidation if all amounts payable on or with respect to such Shares were paid in full, and (b) the Company shall not make or agree to make any payments to the holders of Junior Securities.

Section 6. Conversion.

a) Right to Convert; Automatic Conversion.

i. Right to Convert. Subject to the provisions of this Section 6, at any time and from time to time on or after the Date of Issuance, any holder of Series A Preferred Stock shall have the right by written election

(a "Series A Election Notice"), in the form as set forth on Annex A, to the Corporation to convert all or any portion of the outstanding Shares of Series A Preferred Stock held by such holder into an aggregate number of shares of Common Stock as is determined by multiplying the number of Shares to be converted by ten (10) (the "Conversion Ratio").

ii. Automatic Conversion. Subject to the provisions of this Section 6, in connection with, and on the closing of, a Qualified Merger, all of the outstanding Shares of Series A Preferred Stock held by shareholders shall automatically convert into an aggregate number of shares of Common Stock as is determined by multiplying the number of Shares by the Conversion Ratio then in effect. If a closing of a Qualified Merger occurs, such automatic conversion of all of the outstanding Shares of Series A Preferred Stock shall be deemed to have been converted into shares of Common Stock as of immediately prior to such closing.

b) Procedures for Conversion; Effect of Conversion.

i. Procedures for Holder Conversion. In order to effectuate a conversion of Shares of Series A Preferred Stock pursuant to Section 6(a)(i), a holder shall (a) submit a written election to the Corporation that such holder elects to convert Shares, the number of Shares elected to be converted and (b) surrender, along with such written election, to the Corporation the certificate or certificates representing the Shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen, or missing, accompanied by an affidavit of loss executed by the holder. The conversion of such Shares hereunder shall be deemed effective as of the date of surrender of such Series A Preferred Stock certificate or certificates or delivery of such affidavit of loss. Upon the receipt by the Corporation of a written election and the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within ten (10) business days thereafter) deliver to the relevant holder (a) a certificate in such holder's name (or the name of such holder's designee as stated in the written election) for the number of shares of Common Stock to which such holder shall be entitled upon conversion of the applicable Shares as calculated pursuant to Section 6(a)(i) and, if applicable (b) a certificate in such holder's (or the name of such holder's designee as stated in the written election) for the number of Shares of Series A Preferred Stock represented by the certificate or certificates delivered to the Corporation for conversion but otherwise not elected to be converted pursuant to the written election. All shares of capital stock issued hereunder by the Corporation shall be duly and validly issued, fully paid, and nonassessable, free and clear of all taxes, liens, charges, and encumbrances with respect to the issuance thereof.

ii. Procedures for Automatic Conversion. As of the closing of a Qualified Merger all outstanding Shares of Series A Preferred Stock shall be converted to the number of shares of Common Stock calculated pursuant to Section 6(a)(ii) without any further action by the relevant holder of such Shares or the Corporation. As promptly as practicable following such Qualified Merger (but in any event within ten (10) business days thereafter), the Corporation shall send each holder of Shares of Series A Preferred Stock written notice of such event. Upon receipt of such notice, each holder shall surrender to the Corporation the certificate or certificates representing the Shares being converted, duly assigned, or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen, or missing, accompanied by an affidavit of loss executed by the holder. Upon the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within ten (10) business days thereafter) deliver to the relevant holder a certificate in such holder's name (or the name of such holder's designee as stated in the written election) for the number of shares of Common Stock to which such holder shall be entitled upon conversion of the applicable Shares. All shares of Common Stock issued hereunder by the Corporation shall be duly and validly issued, fully paid, and nonassessable, free and clear of all taxes, liens, charges, and encumbrances with respect to the issuance thereof.

iii. Effect of Conversion. All Shares of Series A Preferred Stock converted as provided in this Section 6(b) shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such Shares shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock in exchange therefor. If any conversion of Shares

would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round up such fraction of a share of Common Stock to the nearest whole share and no fractional shares will be issued.

c) Reservation of Stock. From and after November 30, 2023, the Corporation shall at all times when any Share of Series A Preferred Stock is outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series A Preferred Stock pursuant to this Section 6. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the Shares of Series A Preferred Stock.

Section 7. Stock Dividends and Stock Splits. If the Corporation, at any time while this Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. Whenever the Conversion Ratio is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each record holder by facsimile or email a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

Section 8. Redemption.

a) Generally. The Preferred Stock is perpetual and has no maturity date.

b) No Sinking Fund. The Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions.

Section 9. Ranking. With respect to payment of dividends and distribution of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, all Shares of the Series A Preferred Stock shall rank senior to all Junior Securities.

Section 10 Miscellaneous.

a) Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Company, at its registered offices and (b) to any shareholder, at such holder's address at it appears in the stock records of the Company (or at such other address for a shareholder as shall be specified in a notice given in accordance with this Section 10(a)).

b) Lost or Mutilated Preferred Stock Certificate. If a Holder's Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of

evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. All legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate of Designation shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the "New York Courts"). The Corporation and each Holder hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. The Corporation and each Holder hereby irrevocably waive personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Corporation and each Holder hereto hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys' fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e) Waiver. This Certificate of Designations or any provision hereof may be modified or amended or the provisions hereof waived with the written consent of the Corporation and the Holders of a majority of the Series A Preferred Stock currently outstanding. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

f) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law

g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

i) Status of Converted or Redeemed Preferred Stock. Shares of Series A Preferred Stock may only be issued pursuant to the Purchase Agreement. If any shares of Series A Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Preferred Stock.

RESOLVED, FURTHER, that the Chief Executive Officer of the Corporation be and he hereby is authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 1st day of August, 2023.

By: __*/s/ Mark Dybul*_________________
Name: Mark Dybul, M.D.
Title: Chief Executive Officer

**ANNEX A**

NOTICE OF CONVERSION
(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the "Common Stock"), Enochian BioSciences Inc., a Delaware corporation (the "Corporation"), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:
Number of shares of Preferred Stock owned prior to Conversion:
Number of shares of Preferred Stock to be Converted:
Stated Value of shares of Preferred Stock to be Converted:
Number of shares of Common Stock to be Issued:
Applicable Conversion Price:
Number of shares of Preferred Stock subsequent to Conversion:

[HOLDER]

By:______________________________
Name:
Title:

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:04 PM 08/01/2023
FILED 05:04 PM 08/01/2023
SR 20233138568 - File Number 4928900

**CERTIFICATE OF AMENDMENT**

**OF CERTIFICATE OF INCORPORATION OF**

**ENOCHIAN BIOSCIENCES INC.,**

a Delaware corporation

Enochian BioSciences Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), pursuant to provisions of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify as follows:

1. This Certificate of Amendment to the Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation in accordance with Sections 242(b)(1) of the DGCL.

2. Pursuant to Section 242 of the DGCL, this Certificate of Amendment of the Certificate of Incorporation amends the provision of the Certificate of Incorporation of the Corporation as set forth herein.

3. Article FIRST of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

"The name of the Corporation is "Renovaro Biosciences Inc."

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation of the Corporation to be signed by Mark R. Dybul, MD a duly authorized officer of the Corporation, on August 1, 2023.

DocuSigned by:

Mark R. Dybul, MD
Chief Executive Officer

316138126.1